Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Matthew Beale, President & CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Agrees to Acquire Teleflex Incorporated’s Power Systems Business for $14.5 Million

  Enhances automotive and industrial capabilities - - Adds auxiliary power unit technology -

SANTA ANA, Calif., July 20, 2009 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) has agreed to purchase Teleflex Incorporated’s Power Systems business, which includes industrial and transportation alternative fuel components and systems and auxiliary power systems, for $14.5 million in an all cash transaction. The transaction is expected to close in the third quarter of 2009 and is subject to customary closing conditions.

“Fuel Systems has pursued its strategy of acquiring businesses and technology that enhances or extends its capabilities,” said Mariano Costamagna, chief executive officer of Fuel Systems Solutions. “Teleflex’s alternative fuel components and systems business unit complements our existing global transportation and industrial businesses. Its technology and engineering capabilities expand our existing platform. The auxiliary power systems business, anti-idling auxiliary power units that are used to generate power for operators of parked class-8 trucks and diesel locomotives, will broaden our target markets.”

Matthew Beale, president and chief financial officer of Fuel Systems Solutions, said, “This transaction is a further step forward in the execution of our growth strategy. Central to that strategy is the addition of complementary technology and product capabilities that allow us to further leverage our platform. We believe the transaction offers important synergy potential and expect it to be mildly accretive to 2009 earnings with greater contribution beginning in 2010.”

Management intends to update financial guidance incorporating the impact of this transaction on its second quarter 2009 results conference call, which is scheduled for August.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's ability to successfully utilize the acquisition to penetrate new and developing markets, leverage existing business, contribute positively to 2009 and 2010 earnings and contribute to increased revenues. Such statements only state our beliefs and opinions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, risks that closing conditions will not be met, that we cannot integrate the acquisition into our business promptly and efficiently, that expected sales do not materialize, that revenues from the acquired business decline, that changes in emissions regulations may not significantly increase demand for the Company's products, and that the global economic downturn may reduce customers' demand for new industrial products, automobiles and/or our other products. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2008 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.